Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Sunrise Senior Living, Inc. 2003 Stock Option and Restricted Stock Plan of our report dated February 24, 2003 (except for Note 22, as to which the date is August 7, 2003) with respect to the consolidated financial statements of Sunrise Senior Living, Inc. included in its Current Report on Form 8-K dated August 11, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA
September 23, 2003